MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 NEW YORK AVENUE, N.W. SUITE 210 EAST WASHINGTON, D.C. 20001 (202) 434-4660 FACSIMILE: (202) 434-4661

August 12, 2009

Board of Directors

Sun Bancorp, Inc.

226 Landis Avenue

Vineland, New Jersey 08360

RE:	Registration Statement on Form S-8:

Sun Bancorp, Inc. Directors Stock Purchase Plan

Ladies and Gentlemen:

We have acted as special counsel to Sun Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 50,000 additional shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company which may be issued under the Sun Bancorp, Inc. Directors Stock Purchase Plan (the “Plan”), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the exercise of options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC